Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

between

CVS CAREMARK CORPORATION

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

Supplemental to Subordinated Indenture

dated as of May 25, 2007

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	1

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE ECAPSSM

Section 2.01. Designation, Principal Amount and Authorized Denominations	9
Section 2.02. Payment of Principal	10
Section 2.03. Form	13
Section 2.04. Rate of Interest; Interest Payment Date	14
Section 2.05. Interest Deferral.	15
Section 2.06. Events of Default	16
Section 2.07. Securities Registrar; Paying Agent; Delegation of Trustee Duties	18
Section 2.08. No Sinking Fund	18
Section 2.09. Subordination	18
Section 2.10. Defeasance	18

ARTICLE 3
COVENANTS

Section 3.01. Dividend and Other Payment Stoppages	18

ARTICLE 4
REDEMPTION OF THE ECAPSSM

Section 4.01. Redemption Price	19

ARTICLE 5
REPAYMENT OF ECAPSSM

Section 5.01. Repayments	20
Section 5.02. Selection of the ECAPSSM to be Repaid	20
Section 5.03. Notice of Repayment	21
Section 5.04. Deposit of Repayment Amount	22
Section 5.05. Repayment of ECAPSSM	22

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ARTICLE 6
MISCELLANEOUS

Section 6.01. Effectiveness	22
Section 6.02. Successors and Assigns	22
Section 6.03. Effect of Recitals	23
Section 6.04. Ratification of Indenture	23
Section 6.05. Governing Law	23
Section 6.06. Jury Trial Waiver	23
Section 6.07. Severability	23

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FIRST SUPPLEMENTAL INDENTURE, dated as of May 25, 2007 (the “First Supplemental Indenture”), between CVS CAREMARK CORPORATION, a Delaware corporation (the “Company”), having its principal office at One CVS Drive, Woonsocket, Rhode Island 02895, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into a Subordinated Indenture, dated as of May 25, 2007 (the “Indenture”).

Section 9.01 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of Debt Securities of any series as permitted by Section 2.01 or 3.01 thereof.

Pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a series of Debt Securities under the Indenture, and the form and terms thereof, as hereinafter set forth.

The Company has requested that the Trustee execute and deliver this First Supplemental Indenture.  The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 2.02 and 10.04 of the Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this First Supplemental Indenture have been complied with.  All acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the ECAPSSM (as herein defined) by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the ECAPSSM, as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           Terms defined in the Indenture have the same meanings when used in this First Supplemental Indenture unless otherwise defined herein.

(b)           The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c)           The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this First Supplemental Indenture.

(d)           Any reference herein to “interest” shall include any Additional Interest.

In addition, the following terms used in this First Supplemental Indenture have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the ECAPSSM the payment of which has not been made on the applicable Interest Payment Date.

“Business Day” means each day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or, on or after June 1, 2012, a day that is not a London banking day.

“Calculation Agent” means, with respect to the ECAPSSM, The Bank of New York Trust Company, N.A., or any other banking institution or trust company appointed by the Company, acting as calculation agent in respect of the ECAPSSM.

“Commercially Reasonable Efforts” to sell Qualifying Capital Securities means, commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities to Persons other than the Company or its Subsidiaries in public offerings or private placements.  The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

“Common Stock” means any of the Company’s equity securities (including equity securities held as treasury shares) or rights to purchase equity securities that have no preference in payment or dividends or amounts payable upon the Company’s liquidation, dissolution or winding-up (including a security that tracks the performance of, or relates to the results of, a business, unit or division of the Company), and any equity securities that have no preference in payment or dividends or amounts payable upon the Company’s liquidation, dissolution or winding-up and are issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Company” has the meaning specified in the Recitals.

“Default” means any Event of Default as defined in Section 2.06(a)(i) and any event that is, or after notice or passage of time or both would be, an Event of Default.

“Default Amount” has the meaning specified in Section 2.06(a)(ii).

“ECAPSSM” has the meaning specified in Section 2.01.

“Final Maturity Date” has the meaning specified in Section 2.02(b).

“First Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto.

“Indenture” has the meaning specified in the Recitals.

“Interest Payment Dates” shall have the meaning specified in Section 2.04.

“Interest Period” means a Semi-Annual Interest Period or a Quarterly Interest Period, as the case may be.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the LIBOR Reset Date for the relevant Quarterly Interest Period.

“LIBOR Reset Date” means March 1, June 1, September 1 and December 1 of each year during a Quarterly Interest Period, commencing on June 1, 2012.

“London Banking Day” means any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Market Disruption Event” means the occurrence or existence of any of the following events or sets of circumstances:

(i)           Trading in securities generally, or shares of the Company’s securities specifically, on the New York Stock Exchange or any other national securities exchange or in the over-the-counter market on which Qualifying Capital Securities are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the United States Securities and Exchange Commission, by the relevant exchange or by any other regulatory agency or governmental body having jurisdiction such that trading shall have been materially disrupted;

(ii)           The Company would be required to obtain the consent or approval of the Company’s stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue Qualifying Capital Securities pursuant to Section 2.02 and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(iii)           A banking moratorium shall have been declared by the federal or state authorities of the United States such that market trading in the Qualifying Capital Securities has been materially disrupted or ceased;

(iv)           A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States such that market trading in the Qualifying Capital Securities has been materially disrupted or ceased;

(v)           The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in the Qualifying Capital Securities has been materially disrupted or ceased;

(vi)           There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States shall be such that trading Qualifying Capital Securities shall have been materially disrupted;

(vii)           An event occurs and is continuing as a result of which the offering document for the offer and sale of Qualifying Capital Securities would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (x) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the

Company or (y) the disclosure relates to a previously undisclosed proposed or pending material business transaction, provided that no single suspension period contemplated by this clause (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii)           The Company reasonably believes that the offering document for such offer and sale of Qualifying Capital Securities would not be in compliance with a rule or regulation of the United States Securities and Exchange Commission (for reasons other than those referred to in clause (vii) above), and the Company determines it is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this clause (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this clause (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“Optional Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the tenth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) with respect to all prior Interest Periods and all other accrued interest on the ECAPSSM.

“Pari Passu Securities” means (i) indebtedness of the Company and other securities that by their terms rank equally with the ECAPSSM in right of payment and upon liquidation, (ii) guarantees by the Company of indebtedness or other securities, which guarantees, by their terms rank equally with the ECAPSSM, in right of payment and upon liquidation, and (iii) the Company’s trade accounts payable and accrued liabilities arising in the ordinary course of business.

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Quarterly Interest Payment Date” shall have the meaning specified in Section 2.04.

“Quarterly Interest Period” means the period beginning on and including June 1, 2012 and ending on but excluding the next Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, that currently publishes a rating for the Company (in this definition, a “rating agency”) in assigning equity credit to securities such as the ECAPSSM, as such methodology was in effect on May 25, 2007 (in this definition, the “current criteria”), which change results in (x) the length of time for which such current criteria are scheduled to be in effect is shortened with respect to the ECAPSSM or (y) a lower equity credit rating being assigned by such rating agency to the ECAPSSM as of the date of such change than the equity credit that would have been assigned to the ECAPSSM as of the date of such change by such rating agency pursuant to its current criteria.

“Regular Record Date” for any Interest Payment Date means (i) so long as the ECAPSSM remain in book-entry only form, the close of business on the Business Day immediately preceding the applicable Interest Payment Date or (ii) if the ECAPSSM do not remain in book-entry only form, the close of business on the fifteenth calendar day immediately preceding the applicable Interest Payment Date.

“Repayment Date” means the Scheduled Maturity Date and each Quarterly Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the ECAPSSM.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of May 25, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.02(a)(vii) hereof.

“Responsible Officer of the Paying Agent” means, with respect to The Bank of New York Trust Company, N.A. in its capacity as Paying Agent, any officer within the corporate trust department (or any successor department, unit or division of The Bank of New York Trust Company, N.A.) assigned to the paying agent office of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent, who has direct responsibility for the administration of the Paying Agent functions of the Indenture.

“Reuters Screen LIBOR01” means the display designated on Reuters Screen LIBOR01, Inc. or any successor service or page for the purpose of displaying LIBOR offered rates of major banks, as determined by the Calculation Agent.

“Scheduled Maturity Date” has the meaning specified in Section 2.02(a).

“Securities Registrar” means, with respect to the ECAPSSM, The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as securities registrar for the ECAPSSM.

“Securities Registrar Office” means the office of the applicable

Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at 222 Berkeley Street, 2nd floor, Boston, MA 02116, Attention: Corporate Trust Administration.

“Semi-Annual Interest Payment Date” shall have the meaning specified in Section 2.04.

“Semi-Annual Interest Period” means the period beginning on and including May 25, 2007 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next Interest Payment Date until June 1, 2012.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any: (i) amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after May 25, 2007, (ii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after May 25, 2007, or (iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the ECAPSSM, which latter challenge becomes publicly known after May 25, 2007; there is more than an insubstantial risk that interest payable by the Company on the ECAPSSM is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Three-Month LIBOR” means, with respect to any Quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Quarterly Interest Period that appears on Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Quarterly Interest Period. If such rate does not appear on Reuters Screen LIBOR01, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that Quarterly Interest Period are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Quarterly Interest Period, in an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in that market at that time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that Quarterly Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that Quarterly Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Quarterly Interest Period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that Quarterly Interest Period and in an amount that, in the Calculation Agent’s judgment (after consultation with the Company), is representative of a single transaction in that market at that time. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-Month LIBOR for that Quarterly Interest Period will be the same as Three-Month LIBOR as determined for the previous Quarterly Interest Period or, in the case of the Quarterly Interest Period beginning on June 1, 2012, Three-Month LIBOR will be 6.302%. The establishment of Three-Month LIBOR for each Quarterly Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“Trading Day” means each day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

“Treasury Dealer” means Lehman Brothers Inc. (or its successor) or, if Lehman Brothers Inc. (or its successor) refuses to act as treasury dealer for the purpose of making the determination described in Section 4.01 or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for such purpose.

“Treasury Price” means, with respect to a redemption date, the bid-side price for the Treasury Security as of the third Trading Day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m.  Quotations for U.S. Government Securities,” as determined by the Treasury Dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day, or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next Trading Day settlement basis) as determined by the Treasury

Dealer through such alternative means as are commercially reasonable under the circumstances.

“Treasury Rate” means, with respect to a redemption date, the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated by the Treasury Dealer in accordance with standard market practice and computed as of the second Trading Day preceding the redemption date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the ECAPSSM being redeemed in a tender offer based on a spread to United States Treasury yields.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE ECAPSSM

Section 2.01.  Designation, Principal Amount and Authorized Denominations.

(a)           Designation.  Pursuant to Section 2.01 and 3.01 of the Indenture, there is hereby established a series of Debt Securities of the Company designated as the 6.302% Enhanced Capital Advantaged Preferred Securities due 2062 (the “ECAPSSM”), the principal amount of which to be issued shall be in accordance with Section 2.01(b) hereof and Section 2.02 of the Indenture for the authentication and delivery of ECAPSSM pursuant to the Indenture, and the form and terms of which shall be as set forth hereinafter.

(b)           Principal Amount.  ECAPSSM in an initial aggregate principal amount of $1,000,000,000 shall, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said ECAPSSM in accordance with a Company Order.  Additional ECAPSSM may be issued pursuant to this First Supplemental Indenture so long as such additional ECAPSSM are fungible for U.S. tax purposes with the ECAPSSM issued as of the date of this First Supplemental Indenture.  Any additional ECAPSSM issued under this First Supplemental Indenture will rank equally and ratably in right of payment with the ECAPSSM issued on the date of this First Supplemental Indenture and together will be treated as a single series of ECAPSSM.

(c)           Authorized Denominations.  The denominations in which ECAPSSM shall be issuable is $2,000 principal amount and integral multiples of $1,000 thereof.

Section 2.02.  Payment of Principal.

(a)           Scheduled Maturity Date.

(i)           The principal amount of, and all accrued and unpaid interest on, the ECAPSSM shall be payable in full on June 1, 2037 or, if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”); provided, however, that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with the Scheduled Maturity Date, (x) the principal amount of ECAPSSM payable on the Scheduled Maturity Date, if any, shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of ECAPSSM shall be repaid on the Scheduled Maturity Date pursuant to Article 5 hereof, and (z) subject to clause (ii) of this Section 2.02(a) the remaining ECAPSSM shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article 4 hereof or become due and payable pursuant to Section 6.02 of the Indenture.

(ii)           In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.02(a) in connection with any Quarterly Interest Payment Date, the principal amount of the ECAPSSM repayable on such Quarterly Interest Payment Date shall be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and shall be repaid on such Quarterly Interest Payment Date pursuant to Article 5 hereof, and the remaining ECAPSSM shall remain outstanding and shall be payable on the immediately succeeding Quarterly Interest Payment Date or such earlier date on which they are redeemed pursuant to Article 4 hereof or become due and payable pursuant to Section 6.02 of the Indenture.

(iii)           The obligation of the Company to repay the ECAPSSM pursuant to this Section 2.02(a) on any date prior to the Final Maturity Date shall be subject to (x) its obligations under Article Eleven of the Indenture to the holders of Senior Indebtedness and (y) its obligations under Section 2.05 with respect to the payment of deferred interest on the ECAPSSM.  In no event will the failure of the Company to comply with Section 2.02 hereof be an Event of Default.

(iv)           Until the ECAPSSM are paid in full:

(A)           the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date, on which the Company delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01, to permit repayment of the ECAPSSM in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.02(a); and

(B)           if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the ECAPSSM on the Scheduled Maturity Date or any subsequent Quarterly Interest Payment Date, the Company shall use Commercially Reasonable Efforts, subject to a Market Disruption Event to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 90-day period ending on the date, not more than 15 and not less than 10 Business Days prior to the following Quarterly Interest Payment Date, on which the Company delivers the notice required by clause (v) of this Section 2.02(a) and Section 5.01, to permit repayment of the ECAPSSM in full on such following Quarterly Interest Payment Date pursuant to clause (i)(z) of this Section 2.02(a); and

(C)           the Company shall apply any such net proceeds to the repayment of the ECAPSSM as provided in clause (vi) of this Section 2.02(a).

(v)           The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date.  The Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate further certifies that:  (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 90-day period preceding the date of such Officers’ Certificate; and (B) either (a) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the Market Disruption Event continued for only part of the period but the Company was unable after using Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the ECAPSSM in full.  Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of ECAPSSM is to be repaid on the applicable Repayment Date, shall be accompanied by a notice of repayment pursuant to Section 5.01 setting forth the principal amount of the ECAPSSM to be repaid on such Repayment Date, if any, which amount shall be determined after giving effect to clause (vi) of this Section 2.02(a).

(vi)           Net proceeds of the issuance of any Qualifying Capital Securities that the Company is permitted to apply to repayment of the ECAPSSM on any Repayment Date will be applied, first, to pay deferred interest (including compounded interest thereon, to the extent permitted by law), second, to pay current interest and, third, to repay the outstanding principal amount of ECAPSSM, subject to a minimum principal amount of $5 million to be repaid on any Repayment Date; provided that if the Company is obligated to sell Qualifying Capital Securities and make payments on any outstanding Pari Passu Securities, in addition to the ECAPSSM in respect thereof, then on any date and for any period such payments will be made on those other Pari Passu Securities having the same Scheduled Maturity Date as the ECAPSSMpro rata in accordance with their respective outstanding principal amounts and no such payment shall be made on any other securities having a later Scheduled Maturity Date until the principal of and all accrued and unpaid interest on the ECAPSSM has been paid in full.  If the applicable percentage of net proceeds that Company raises from the sale of Qualifying Capital Securities during the relevant 180 or 90-day period is less than $5 million, the Company will not be required to repay any ECAPSSM on the Scheduled Maturity Date or the next Interest Payment Date, as applicable.  On the next Interest Payment Date as of which the Company has raised net proceeds of at least $5 million during the 180-day period preceding the applicable notice date (or, if shorter, the period since the Company last prepaid any principal amount of ECAPSSM), the Company will be required to repay a principal amount of the ECAPSSM equal to the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period.

Although under the Replacement Capital Covenant the principal amount of ECAPSSM that the Company may repay, redeem or purchase at any time on or after the Scheduled Maturity Date may be based on the percentages described under Section 2 of the Replacement Capital Covenant of the net cash proceeds from certain issuances during the applicable measurement period of common stock, rights to acquire common stock, mandatorily convertible preferred stock, debt exchangeable for equity and certain Qualifying Capital Securities, the Company has no obligation under the Indenture or the ECAPSSM to use Commercially Reasonable Efforts to issue any securities other than Qualifying Capital Securities or to use the proceeds of the issuance of any other securities to repay the ECAPSSM on the Scheduled Maturity Date or at any time thereafter.

(vii)           The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining when repayment, redemption or purchase of the ECAPSSM is permitted, except with the consent of Holders of a majority by principal amount of the ECAPSSM.  Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the ECAPSSM.

(b)           Final Maturity Date.  The principal of, and all accrued and unpaid interest on, all outstanding ECAPSSM shall be due and payable on June 1, 2062 or, if such date is not a Business Day, the following Business Day (the “Final Maturity Date”), regardless of the amount of Qualifying Capital Securities the Company may have issued and sold by that time.

Section 2.03.  Form.  The ECAPSSM shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons.  Principal of and interest on the ECAPSSM issued in definitive form will be payable, the transfer of such ECAPSSM will be registrable and such ECAPSSM will be exchangeable for ECAPSSM bearing identical terms and provisions and notices and demands to or upon the Company in respect of the

ECAPSSM and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holders at such address as shall appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar.  The ECAPSSM may be presented for registration of transfer or exchange at the Securities Registrar Office.

The ECAPSSM are initially solely issuable as Registered Global Securities.  Registered Global Securities shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Registered Global Security if the Depositary with respect to such Registered Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Registered Global Security, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice.

Section 2.04.  Rate of Interest; Interest Payment Date.

(a)           Rate of Interest.  The ECAPSSM shall bear interest from and including May 25, 2007 to but excluding June 1, 2012, at the rate of 6.302% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months.  Commencing on June 1, 2012, the ECAPSSM shall accrue interest at an annual rate of Three-month LIBOR plus 2.065% (the “Floating Rate”), payable quarterly in arrears.  The amount of Floating Rate interest payable on the ECAPSSM for any Quarterly Interest Period will be computed on the basis of a 360-day year and the actual number of days elapsed in the 360-day year.  Interest will accrue from and including the last date in respect of which interest has been paid or duly provided for to but excluding the Interest Payment Date on which the interest is actually paid.

(b)           Interest Payment Dates.  Subject to the other provisions hereof, interest on the ECAPSSM shall be payable (i) semi-annually in arrears on June 1, and December 1 of each year, commencing on December 1, 2007, to and including June 1, 2012 (each such date, a “Semi-Annual Interest Payment Date”), or if any such day is not a Business Day, the following Business Day (and no interest shall accrue as a result of such postponement) and (ii) thereafter, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2012 (each such date, a “Quarterly Interest Payment Date” and, together with Semi-Annual Interest Payment Dates, each, an “Interest Payment Date”).  If a scheduled Quarterly Interest Payment Date is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

(c)           Interest will be payable to the persons in whose name the ECAPSSM are registered at the close of business on the Regular Record Date next preceding the relevant Interest Payment Date, except that interest payable at maturity shall be paid to the person to whom principal is paid.

Section 2.05.  Interest Deferral.

(a)           Option to Defer Interest Payments.

(i)           So long as there is no Event of Default existing under the Indenture, the Company shall have the right at any time and from time to time, to defer the payment of interest on the ECAPSSM for one or more Interest Periods of up to 10 consecutive years per Optional Deferral Period, provided that no Optional Deferral Period shall extend beyond the Final Maturity Date or any earlier accelerated maturity date as described in Section 2.06 or the earlier repayment or redemption in full of the ECAPSSM.  If the Company has paid all accrued and unpaid deferred interest (including Additional Interest) on the ECAPSSM, the Company shall have the right to elect to begin a new Optional Deferral Period pursuant to this Section 2.05.

(ii)           At the end of any Optional Deferral Period, the Company shall pay all deferred interest on the ECAPSSM to the Persons in whose names the ECAPSSM are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

(iii)           The Company may elect to pay interest on any Interest Payment Date during any Optional Deferral Period to the extent permitted by Section 2.05(b).

(b)           Payment of Deferred Interest.  The Company may pay at any time all or any portion of the accrued and unpaid deferred interest during an Optional Deferral Period.  The Company is prohibited from paying current interest on the ECAPSSM until the Company has paid all accrued an unpaid deferred interest.  At the end of the Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid deferred interest.

(c)           Notice of Deferral.  The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the ECAPSSM at least one Business Day and not more than sixty Business Days before the next Interest Payment Date.  Notice of the Company’s election of an Optional Deferral Period shall be given to the Trustee and each holder of ECAPSSM at such holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Section 2.06.  Events of Default.  (a) (i) Solely for purposes of the ECAPSSM, Section 6.01 of the Indenture shall be deleted and replaced by the following:

SECTION 6.01.  Events of Default.

“Event of Default”, wherever used herein with respect to the ECAPSSM, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)           default in the payment of any interest on the ECAPSSM when due and payable, and such default continues for a period of 30 days; provided that a valid extension or deferral of the Interest Period in accordance with Section 2.05 will not constitute an Event of Default;

(ii)           default in the payment of principal on the ECAPSSM when due, whether at the Stated Maturity, upon redemption, upon a declaration of acceleration, or otherwise, subject to the limitations set forth in Section 2.02 of this First Supplemental Indenture;

(iii)           an involuntary case or other proceeding shall be commenced against the Company with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or for any substantial part of the property and assets of the Company, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect; or

(iv)           the Company (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for all or substantially all of the property and assets of the Company or (3) effects any general assignment for the benefit of creditors.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, an Officers’ Certificate of any Event of Default pursuant to clause 6.01(iii) or clause 6.01(iv) and any event which with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

(ii)           Solely for purposes of the ECAPSSM, Section 6.02 of the Indenture shall be deleted and replaced by the following:

SECTION 6.02.  Acceleration.

If an Event of Default occurs and is continuing, then, and in each and every such case, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the ECAPSSM then outstanding by notice in writing to the Company (and to the Trustee if given by Holders), may declare the entire outstanding principal amount of all ECAPSSM, and the interest accrued thereon, if any, to be immediately due and payable (collectively, the “Default Amount”).  Upon such a declaration, the Default Amount shall be due and payable immediately.  Notwithstanding the foregoing, in case of an Event of Default specified in clause 6.01(iii) or clause 6.01(iv) of Section 6.01 with respect the ECAPSSM, then the principal amount of all the ECAPSSM then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder of the ECAPSSM or the Trustee to the full extent permitted by applicable law.  The Holders of a majority in aggregate principal amount of the then outstanding ECAPSSM by written notice to the Trustee may on behalf of all of the Holders of the ECAPSSM rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

(iii)  Solely for the purposes of the ECAPSSM, Section 6.04 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 6.04.  Waiver of Past Defaults.  Holders of at least a majority in principal amount of the outstanding ECAPSSM, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences, except (i) a Default in the payment of principal of or interest on any ECAPSSM as specified in clauses 6.01(i) or 6.01(ii) of Section 6.01 or (ii) a Default in respect of a covenant or provision that under Section 9.02 cannot be modified or amended without the consent of the Holder of each outstanding ECAPSSM affected.  Upon any such waiver, such Default shall cease to exist with respect to the ECAPSSM, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 2.07.  Securities Registrar; Paying Agent; Delegation of Trustee Duties.

(a)           The Company appoints The Bank of New York Trust Company, N.A., as Securities Registrar and Paying Agent with respect to the ECAPSSM.

(b)           Notwithstanding any provision contained herein, to the extent permitted by applicable law, the Trustee may delegate its duty to provide such notices and to perform such other duties as may be required to be provided or performed by the Trustee under the Indenture, and, to the extent such obligation has been so delegated, the Trustee shall not be responsible for monitoring the compliance of, nor be liable for the default or misconduct of, any such designee.

Section 2.08.  No Sinking Fund.  The ECAPSSM shall not be subject to any sinking fund or analogous provisions.

Section 2.09.  Subordination.  The subordination provisions of Article 11 of the Indenture shall apply to the ECAPSSM.

Section 2.10.  Defeasance.  The provisions of Article 8 of the Indenture (Discharge of Indenture; Defeasance) shall apply to the ECAPSSM.

ARTICLE 3
COVENANTS

Section 3.01.  Dividend and Other Payment Stoppages.  Unless the Company has paid all accrued and unpaid Interest on the ECAPSSM, or if an Event of Default has occurred and is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a)           declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(b)           make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the ECAPSSM; or

(c)           make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in interest to the ECAPSSM.

provided, however, the restrictions in clauses (a), (b) and (c) above do not apply to:  (i) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (B) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Optional Deferral Period, (C) a dividend reinvestment or shareholder purchase plan, or (D) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period; (ii) any dividend or distribution by any of the Company’s subsidiaries to the Company or any of its other Subsidiaries; (iii) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock; (iv) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (v) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (vi) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (vii) payments of current or deferred interest on Pari Passu Securities so long as any such payments are made on a pro rata basis with the ECAPSSM; or (viii) payments of principal in respect of Pari Passu Securities having the same Scheduled Maturity Date as the ECAPSSM and that are made on a pro rata basis with the ECAPSSM.

ARTICLE 4
REDEMPTION OF THE ECAPSSM

Section 4.01.  Redemption Price.  The ECAPSSM shall be redeemable in accordance with Article 3 of the Indenture, provided that (a) the ECAPSSM are redeemable in whole or in part at the option of the Company at any time on or after June 1, 2012 at a Redemption Price equal to 100% of the principal amount of the ECAPSSM being redeemed plus accrued and unpaid interest to the redemption date, (b) the ECAPSSM are redeemable in whole but not in part at the option of the Company at any time prior to June 1, 2012 and within 90 days following the occurrence and during the continuation of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (i) 100% of the principal amount of the ECAPSSM being redeemed or (ii) the present value of a principal payment on June 1, 2012 and scheduled payments of interest that would have accrued from the redemption date to June 1, 2012 on the ECAPSSM being redeemed, discounted from their respective payment dates to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (not including any portion of such payments of interest accrued to the redemption date) at a discount rate equal to the Treasury Rate plus 50 basis points, in either case plus accrued and unpaid interest to the redemption date, and (c) the ECAPSSM are redeemable in whole or in part at the option of the Company at any time prior to June 1, 2012, but not within 90 days after the occurrence of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (i) 100% of the principal amount of the ECAPSSM being redeemed and (ii) the present value of a principal payment on June 1, 2012 and scheduled payments of interest that would have accrued from the redemption date to June 1, 2012 on the ECAPSSM being redeemed, discounted from their respective payment dates to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (not including any portion of such payments of interest accrued to the redemption date) at a discount rate equal to the Treasury Rate plus 25 basis points, in either case plus accrued and unpaid interest to the redemption date; provided that if the ECAPSSM are not redeemed in whole, the Company may not affect such redemption unless at least $25 million aggregate principal amount of the ECAPSSM, excluding any ECAPSSM held by the Company or any of its affiliates, remains outstanding after giving effect to such redemption.

ARTICLE 5
REPAYMENT OF ECAPSSM

Section 5.01.  Repayments.  The Company shall, not more than 65 nor less than 60 Business Days prior to each Repayment Date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of the principal amount of ECAPSSM to be repaid on such date pursuant to Section 2.02(a).

Section 5.02.  Selection of the ECAPSSM to be Repaid.  If less than all the ECAPSSM are to be repaid on any Repayment Date (unless the ECAPSSM are issued in the form of a Registered Global Security), the particular ECAPSSM to be repaid shall be selected not more than 60 days prior to such Repayment Date by the Trustee, from the Outstanding ECAPSSM not previously repaid or called for redemption, by lot or such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any ECAPSSM, provided that the portion of the principal amount of any ECAPSSM not repaid shall be in an authorized denomination (which shall not be less than the minimum authorized denomination).

The Trustee shall promptly notify the Company in writing of the ECAPSSM selected for partial repayment and the principal amount thereof to be repaid.  For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of ECAPSSM shall relate, in the case of any ECAPSSM repaid or to be repaid only in part, to the portion of the principal amount of such ECAPSSM which has been or is to be repaid.

Section 5.03.  Notice of Repayment.  Notice of repayment shall be given by first-class mail, postage prepaid, mailed not earlier than the 15th day, and not later than the 10th Business Day, prior to the Repayment Date, to each Holder of ECAPSSM to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment shall identify the ECAPSSM to be repaid (including the ECAPSSM’ CUSIP number, if a CUSIP number has been assigned to the ECAPSSM) and shall state:

(a)           the Repayment Date;

(b)           if less than all Outstanding ECAPSSM are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular ECAPSSM to be repaid;

(c)           that on the Repayment Date, the principal amount of the ECAPSSM to be repaid will become due and payable upon each such ECAPSSM or portion thereof, and that interest thereon, if any, shall cease to accrue on and after said date; and

(d)           the place or places where such ECAPSSM are to be surrendered for payment of the principal amount thereof.

Notice of repayment shall be given by the Company or, if the Company notifies the Trustee at least 24 hours in advance, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable.  The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holders receive such notice.  In any case, a failure to give such notice by mail or any defect in the notice to any Holder of any ECAPSSM designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other ECAPSSM.

Section 5.04.  Deposit of Repayment Amount.  Prior to 11:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 5.03, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 2.06 of the Indenture) an amount of money, in immediately available funds, sufficient to pay the principal amount of, and any accrued interest on, all the ECAPSSM which are to be repaid on that date.

Section 5.05.  Repayment of ECAPSSM.  If any notice of repayment has been given as provided in Section 5.03, the ECAPSSM or portion of the ECAPSSM with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice.  On presentation and surrender of such ECAPSSM at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid by the Company at their principal amount, together with accrued interest to but excluding the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding ECAPSSM, installments of interest whose Stated Maturity is on or prior to the Repayment Date will be payable to the Holders of such ECAPSSM, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 4.01 of the Indenture.

Upon presentation of any ECAPSSM repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holders thereof, at the expense of the Company, a new Debenture, of authorized denominations, in aggregate principal amount equal to the portion of the ECAPSSM not repaid and so presented and having the same Scheduled Maturity Date and other terms.  If a Registered Global Security is so surrendered, such new ECAPSSM will also be a new Registered Global Security.

If any ECAPSSM required to be repaid shall not be so repaid upon surrender thereof, the principal of such ECAPSSM shall, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the ECAPSSM.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Effectiveness.  This First Supplemental Indenture will become effective upon its execution and delivery.

Section 6.02.  Successors and Assigns.  All covenants and agreements in the Indenture, as supplemented and amended by this First Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

Section 6.03.  Effect of Recitals.  The recitals contained herein and in the ECAPSSM, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the ECAPSSM.  Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the ECAPSSM or the proceeds thereof.

Section 6.04.  Ratification of Indenture.  The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 6.05.  Governing Law.  This First Supplemental Indenture and the ECAPSSM shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.06.  Jury Trial Waiver.  EACH PARTY HERETO, AND EACH HOLDER OF ANY ECAPSSM BY ACCEPTANCE THEREOF, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

Section 6.07.  Severability.  If any provision of the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.

*          *          *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CVS CAREMARK CORPORATION, as Company

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A. as Trustee

By:
Name:
Title:

EXHIBIT A

Form of ECAPSSM

The ECAPSSM are to be substantially in the following form and shall bear the following legend required by Section 2.02 of the Indenture:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS GLOBAL NOTE IS EXCHANGED IN WHOLE OR IN PART FOR A GLOBAL NOTE IN DEFINITIVE REGISTERED FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

No. •	Principal Amount: $•
Issue Date: May 25, 2007•

CVS CAREMARK CORPORATION

6.302% ENHANCED CAPITAL ADVANTAGED PREFERRED SECURITIES

CVS CAREMARK CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of • DOLLARS ($•) as may be revised from time to time on Schedule I hereto and all accrued and unpaid interest thereof on June 1, 2037, or if such day is not a Business Day, the following Business Day (the

“Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereafter defined) to the extent set forth in the First Supplemental Indenture.  If that amount is not paid in full on the Scheduled Maturity Date or any subsequent Interest Payment Date, the remaining amount, together with accrued and unpaid interest, will be due and payable on the Final Maturity Date.  The Final Maturity Date will be June 1, 2062, or if such day is not a Business Day, the following Business Day.

The Company further promises to pay interest on said principal sum from and including May 25, 2007, or from and including the most recent interest payment date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on June 1 and December 1 of each year, commencing December 1, 2007, at the rate of 6.302% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) to but excluding June 1, 2012, and thereafter to pay interest on said outstanding principal sum quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each such date and, together with such June 1 and December 1 of each year, an “Interest Payment Date”), at a floating annual rate equal to Three-Month LIBOR (as defined in the First Supplemental Indenture) plus 2.065% (computed on the basis of a 360-day year and the actual number of days elapsed), until the principal hereof shall have become due and payable, plus Additional Interest, if any, until the principal hereof is paid or duly provided for or made available for payment.  Accrued interest that is not paid on the applicable Interest Payment Date, including interest deferred pursuant to Section 2.05 of the First Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.  In the event that any Semi-Annual Interest Payment Date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and, in the case of payments on or prior to June 1, 2012, without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.  In the event that any Quarterly Interest Payment Date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date shall be postponed to the next succeeding day that is a Business Day, provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day, and interest will accrue to but excluding the date that interest is actually paid.  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be (i) the close of business on the Business Day immediately preceding the applicable Interest Payment Date, so long as the ECAPSSM remain in book-entry only form or (ii) if the ECAPSSM do not remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day immediately preceding the applicable Interest Payment Date.

The Company shall have the right, at any time and from time to time prior to the Final Maturity Date to defer the payment of interest on the ECAPSSM as set forth in, and subject to the conditions specified in, the First Supplemental Indenture.

Unless the Company has paid all accrued and unpaid Interest on the ECAPSSM, or if an Event of Default has occurred and is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the ECAPSSM, or (iii) make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in interest to the ECAPSSM (other than (a) any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into in the ordinary course of business prior to the beginning of the applicable Optional Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period; (b) any dividend or distribution by any of the Company’s subsidiaries to the Company or any of its other Subsidiaries; (c) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock; (d) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged; (e) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; (f) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; (g) payments of current or deferred interest on Pari Passu Securities so long as any such payments are made on a pro rata basis with the ECAPSSM; or (h) payments of principal in respect of Pari Passu Securities having the same Scheduled Maturity Date as the ECAPSSM and that are made on a pro rata basis with the ECAPSSM.

The Company shall give written notice of its election to begin or extend any Optional Deferral Period, to the Trustee and the Holders of this Security at least one Business Day and not more than sixty Business Days before the next Interest Payment Date.  Notice of the Company’s election of an Optional Deferral Period shall be given to the Trustee and each holder of this Security at such holder’s address appearing in the Security Register by first-class mail, postage prepaid.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.  Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

The Company and, by acceptance of this Security or a beneficial interest in this Security, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Security constitute indebtedness.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

In Witness Whereof, the Company has caused this instrument to be duly executed.

CVS CAREMARK CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May 25, 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:
Authorized Signatory

(FORM OF REVERSE OF ECAPSSM)

This Security is one of a duly authorized issue of securities of the Company (herein called the “ECAPSSM”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of May 25, 2007 (herein called the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 25, 2007, between the Company and the Trustee (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the ECAPSSM, and of the terms upon which the ECAPSSM are, and are to be, authenticated and delivered.  By the terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The ECAPSSM shall be redeemable at the option of the Company in accordance with the terms of the Indenture.  In particular, the ECAPSSM are redeemable (a) in whole or in part at the option of the Company at any time on or after June 1, 2012 at a Redemption Price equal to 100% of the principal amount of the ECAPSSM being redeemed plus accrued and unpaid interest to the redemption date, (b) in whole but not in part prior to June 1, 2012 at any time within 90 days following the occurrence and during the continuation of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (i) 100% of the principal amount of the ECAPSSM being redeemed or (ii) the present value of a principal payment on June 1, 2012 and scheduled payments of interest that would have accrued from the redemption date to June 1, 2012 on the ECAPSSM being redeemed, discounted from their respective payment dates to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (not including any portion of such payments of interest accrued to the redemption date) at a discount rate equal to the Treasury Rate plus 50 basis points, in either case plus accrued and unpaid interest to the redemption date, and (c) the ECAPSSM are redeemable in whole or in part at the option of the Company at any time prior to June 1, 2012, but not within 90 days after the occurrence of a Tax Event or Rating Agency Event, in each case at a Redemption Price equal to the greater of (i) 100% of the principal amount of the ECAPSSM being redeemed and (ii) the present value of a principal payment on June 1, 2012 and scheduled payments of interest that would have accrued from the redemption date to June 1, 2012 on the ECAPSSM being redeemed, discounted from their

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respective payment dates to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) (not including any portion of such payments of interest accrued to the redemption date) at a discount rate equal to the Treasury Rate plus 25 basis points, in either case plus accrued and unpaid interest to the redemption date; provided that if the ECAPSSM are not redeemed in whole, the Company may not affect such redemption unless at least $25 million aggregate principal amount of the ECAPSSM, excluding any ECAPSSM held by the Company or any of its affiliates, remains outstanding after giving effect to such redemption.

No sinking fund is provided for the ECAPSSM.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Debt Securities, with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities to be affected by such supplemental indenture.  The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Debt Securities at the time outstanding, on behalf of the Holders of all Debt Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Debt Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Debt Securities may declare the entire principal amount and all accrued but unpaid interest of all the Debt Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), provided that the payment of principal and interest (including any Additional Interest) on such Debt Securities shall remain subordinated to the extent provided in Article 11 of the Indenture.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and

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interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 4.02 of the Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.  No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Debt Securities are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities are exchangeable for a like aggregate principal amount of Debt Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States Federal income tax purposes (i) the Debt Securities as indebtedness of the Company, and (ii) the stated interest on the Debt Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Debt Securities as described in the Prospectus.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

This is one of the Debt Securities referred to in the within mentioned Indenture.

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The Company will furnish to any Holder of a Debt Security upon written request and without charge to such Holder of a Debt Security a copy of the Indenture.  Requests may be made to:

CVS Caremark Corporation
670 White Plains Road, Suite 210
Scarsdale, New York 10583
Attention: Nancy R. Christal

Terms defined in the Indenture and not otherwise defined herein are used herein as therein defined.

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ASSIGNMENT FORM

To assign this Debt Security, complete the form below:

I or we assign and transfer this Debt Security to:

[Print or type assignee’s name, address and zip code]

[Insert assignee’s soc. sec. or tax I.D. No.]

and irrevocably appoint ______________ as agent to transfer this Debt Security on the books of CVS Caremark Corporation. The agent may substitute another to act for him.

Date:_________________________	Your Signature:___________________

Sign exactly as your name appears on the face of this Debt Security.

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